EXHIBIT 3.0

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         SAFE AID PRODUCTS INCORPORATED


         Safe Aid Products Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation")

         DOES HEREBY CERTIFY:

         FIRST: That by a unanimous written consent of the Board of Directors of the Corporation dated August 29, 1997, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and recommending that it be submitted to the Stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing paragraph thereof numbered "FIRST" and "FOURTH" so that, as amended, said paragraphs shall be and read as follows:

         FIRST: Article 1 of the Certificate of Incorporation is hereby amended to read as follows:

         "The name of the Corporation is Safe Technologies International, Inc."

         SECOND: Article Four of the Certificate of Incorporation is hereby amended to read as follows:

                  The total number of shares of stock which the Corporation shall have the authority to issue is Nine Hundred Ninety Nine Million Nine Hundred Ninety Nine Thousand (999,999,000) shares, par value $.00001 per share. All such shares are of one class and are shares of Common Stock.

                  Simultaneously, at the effective time of this Amendment, the Corporation shall effect a ten-for-one reverse stock split. At the effective time, each ten shares of Common Stock held by a stockholder shall automatically and without any action on the part of the stockholder be re-classified as and changed, pursuant to a ten-for-one reverse stock split into one share of common stock. No fractional shares will be issued. Any fractional shares will result in the adjustment of the number of shares upward or downward to the next whole share.



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         THIRD: The foregoing amendment was adopted in accordance with the provisions of Section 241 of the General Corporate Law of the State of Delaware. The necessary number of shares as required by statute and the Corporation's Certificate of Incorporation were voted in favor of this amendment at a Special Meeting of Stockholders held on January 30, 1998.

         FOURTH: This Amendment shall become effective on Monday, February 9, 1998 at 9:00 a.m. New York time.

         IN WITNESS WHEREOF, said Directors and Stockholders have caused this Certificate to be signed by Stanley Snyder, President, and Barney Melsky, Secretary and Treasurer, this 6 day of February, 1998.

                              By:      /s/ Stanley Snyder
                                       ------------------
                                       Stanley Snyder, President


                              Attest: /s/ Barney Melsky
                                      ------------------
                                       Barney Melsky, Secretary and Treasurer